UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2019

PEN INC.

(Exact name of registrant as specified in its charter)

Delaware	47-1598792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Brickell Avenue, Suite 1550, Miami Florida 33131

(Address of principal executive offices) (Zip Code)

(844) 736-6266

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting on April 3, 2019, the directors determined the terms of an employment agreement with our President, Tom J. Berman, and elected him to the additional office of CEO of our subsidiary PEN Brands LLC. Mr. Berman’s contract runs through December 31, 2020 at a salary of $12,500 per month for the rest of 2019, increasing to $15,000 per month for 2020. In addition, Mr. Berman is eligible for a bonus of 10% of the amount by which quarterly revenue at PEN Brands exceeds $450,000. Unless he is terminated for cause, Mr. Berman will continue to be eligible for the bonus for a period of two years after his employment ends, but it will reduce to 5% of the quarterly revenue booked after his departure that is above the $450,000 threshold. The bonus is capped at $200,000 in cash for each year, and if the cash cap is reached in either 2019 or 2020, he will vest in options to purchase up to 100,000 shares of our Class A common stock with an option price of $0.55 for that year. Mr. Berman was also awarded options to purchase up to 350,000 shares of our Class A common stock at a price of $0.55 per share. Options to purchase 50,000 shares vested on the date of grant, options to purchase up to 75,000 shares will vest on December 31, 2019, options to purchase 100,000 shares will vest on June 30, 2020, and options to purchase up to 125,000 shares will vest on December 31, 2020. All options have a term of 5 years from date of vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEN Inc.

Date: April 9, 2019	By:	/s/ Jeanne M Rickert
Secretary